UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2011
Unit Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-9260	73-1283193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7130 South Lewis, Suite 1000, Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 493-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On November 21, 2011, Superior Pipeline Company, L.L.C. (“Superior”), a wholly-owned subsidiary of the Company, entered a Gas Purchase Agreement with Sullivan and Company, L.L.C. (“Sullivan”), an Oklahoma limited liability company for which Robert Sullivan, Jr., one the Company’s directors, is a manager.  Under the terms of the agreement, Sullivan is selling natural gas from 23 wells in northern Oklahoma to Superior, which will gather, process and sell purchased volumes.   The term of the agreement is for a five-year period beginning September 1, 2011 (the term start-date for the contract, which was not signed and effective until November 21, 2011, pending the conclusion of audit committee and legal department review, approval, and final authorization of the terms of the agreement), after which it will be on a year-to-year basis until terminated by either party on sixty days written notice.  Volumes sold are not dedicated under the agreement, and volumes are purchased at Superior’s discretion.  Proceeds from sales of volumes gathered and processed under the agreement are to be paid 90% to Sullivan and 10% to Superior.  The agreement is the result of an arm’s length transaction reflecting market rate terms and conditions comparable to other gas purchase agreements negotiated by Superior with similarly situated sellers of natural gas in the same market during the same general time frame.  The foregoing description of the gas purchase agreement does not purport to be complete and is qualified in its entirety by reference to the attached copy of that agreement, filed as Exhibit 10.1 to this Form 8-K and incorporated by reference into this Item 1.01.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

10.1	Gas Purchase Agreement between Sullivan and Company, L.L.C. and Superior Pipeline Company, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unit Corporation

Date: November 22, 2011	By:	/s/ Mark E. Schell
	Name:	Mark E. Schell
	Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.        Description.

10.1	Gas Purchase Agreement between Sullivan and Company, L.L.C. and Superior Pipeline Company, L.L.C.